EXHIBIT 3.3

                            CERTIFICATE OF CORRECTION
                                       TO
                           CERTIFICATE OF DESIGNATION
                                       OF
                               LOYALTYPOINT, INC.

LoyaltyPoint, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the corporation is LoyaltyPoint, Inc.

SECOND: A Certificate of Designation (the "Certificate") was filed with the Secretary of State of Delaware on August 11, 2004, and the Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware because the Certificate inadvertently referenced 40% instead of 20% of the shares of Series B Preferred Stock being outstanding as a prerequisite to electing one, instead of two, members of the board of directors of the Company, and further omitted the word "designate" in Section 7(b). In addition, the date of a referenced agreement was incorrect.

THIRD: Section 5.4 of the Certificate is corrected to read as follows:

         5.4 Board of Directors Election. So long as at least 20% of the shares of Series B Preferred Stock initially issued are outstanding, the holders of the Series B Preferred Stock, voting as a separate class, shall be entitled to elect two (2) directors of the Corporation. The holders of Common Stock and Series B Preferred Stock, voting together as a single class, shall be entitled to elect the remaining directors of the Corporation, subject to the rights of any other holders of Preferred Stock.

FOURTH: Sections 7(b) and (d) of the Certificate are corrected to read as follows:

         (b) authorize, designate or issue (by reclassification or otherwise) any security having rights or preferences senior to or being on a parity with the Series B Preferred Stock;

         (d) issue any shares of Series B Preferred Stock other than pursuant to that certain Series B Preferred Stock and Common Stock Warrants Purchase Agreement dated August 12, 2004, by and between the Corporation and the investors named therein, as such agreement may be duly amended;

IN WITNESS WHEREOF, LoyaltyPoint, Inc. has caused this certificate to be signed by Paul Robinson, its Chief Executive Officer, this 12th day of August, 2004.



                                       ----------------------------------------
                                       Paul Robinson, Chief Executive Officer